Exhibit (a)(5)(vi)

PIEDMONT COMMUNITY BANK HOLDINGS AND CRESCENT ANNOUNCE

EXPIRATION OF PARTIAL TENDER OFFER

FOR IMMEDIATE RELEASE

RALEIGH, N.C., December 22, 2011 — Piedmont Community Bank Holdings, Inc. (“Piedmont”) and Crescent Financial Bancshares, Inc. (NASDAQ: CRFN) (“Crescent”), the parent company of Crescent State Bank (the “Bank”), announced today the expiration of Piedmont’s partial tender offer to purchase up to 6,442,105 shares of common stock of Crescent for $4.75 per share in cash without interest and less applicable withholding taxes.

“Today’s acquisition of Crescent stock is a significant step forward for us,” said Scott Custer, the chief executive officer of both Piedmont and Crescent. “By combining the strengths of both banks, we have created a strong platform from which to serve North Carolina’s businesses, business owners and professionals with our simple, direct approach to community banking.”

The tender offer, as extended, expired at 5:00 p.m., New York City time, on December 21, 2011. Computershare Trust Company, N.A., the depositary for the tender offer has indicated that, as of the expiration of the tender offer, approximately 6,114,104 shares of Crescent common stock had been validly tendered and not withdrawn pursuant to the tender offer. In addition, 18,760 shares of common stock were tendered pursuant to guaranteed delivery, which permits shares for which proper notice of guaranteed delivery was provided to be delivered by the holder to the depositary by the expiration of the guaranteed delivery period on December 27, 2011. Piedmont has accepted for purchase pursuant to the terms of the tender offer all shares that were validly tendered and not withdrawn in the tender offer and payment for such shares will be made promptly in accordance with the tender offer following verification by Crescent’s transfer agent of the number of shares of Crescent common stock validly tendered in the tender offer. Upon the acquisition of those shares validly tendered and not withdrawn, Piedmont will increase its ownership of shares of Crescent common stock from approximately 66% to 88%.

About Piedmont Community Bank Holdings, Inc.:

Piedmont Community Bank Holdings, Inc. is a bank holding company based in Raleigh, N.C. Piedmont was formed in 2009 by local businessmen Adam Abram and Scott Custer to build a strong community banking franchise across the Carolinas and Virginia, a region in which Abram and Custer have a combined 50 years of experience in the financial services sector. Abram serves as Chairman of Piedmont’s Board of Directors, Steven Lerner serves as Vice Chair and Custer serves as Piedmont’s President and Chief Executive Officer.

Investors in Piedmont include investment funds managed by Stone Point Capital LLC, Lightyear Capital LLC, the State of Wisconsin Investment Board, Harvard Management Company, Keeneland Capital LLC, and numerous North Carolina-based companies and individuals. Piedmont also controls VantageSouth Bank, a community bank based in Burlington, N.C., and Community Bank of Rowan in Salisbury, N.C.

About Crescent Financial Bancshares, Inc.:

Crescent Financial Bancshares, Inc. is a Delaware-chartered bank holding company based in Cary, N.C. and the parent company of Crescent State Bank. Crescent had unaudited total assets of $916.0 million, total deposits of $686.2 million, and gross loans of $616.0 million as of September 30, 2011. The bank operates 15 full-service banking offices in the communities of Cary (2), Apex, Clayton, Garner, Holly Springs, Knightdale, Sanford, Southern Pines, Pinehurst, Raleigh (3) and Wilmington (2), N.C. For more information, visit www.crescentstatebank.com.

Forward-Looking Statements

Information in this press release contains forward-looking statements. These statements involve risks and uncertainties that could cause actual results to differ materially, including without limitation, risks associated with the acquisition of a majority of Crescent’s voting power by Piedmont, including interests of Piedmont differing from other stockholders or any change in management, strategic direction, business plan, or operations, Crescent’s new management’s ability to successfully integrate into Crescent’s business and execute its business plan, local economic conditions affecting retail and commercial real estate, disruptions in the credit markets, changes in interest rates, adverse developments in the real estate market affecting the value and marketability of collateral securing loans made by the Bank, the failure of assumptions underlying loan loss and other reserves, competition, and Crescent’s dependence on key personnel and management. Additional factors that could cause actual results to differ materially are discussed in Crescent’s filings with the SEC, including without limitation its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q and its Current Reports on Form 8-K. Crescent does not undertake a duty to update any forward-looking statements in this press release.

CONTACT:

Piedmont Community Bank Holdings, Inc.

Scott Custer, (919) 659-9002

Chief Executive Officer

scott.custer@piedmontbanks.com

Lee Roberts, (919) 659-9004

Managing Director

lee.roberts@piedmontbanks.com

Crescent Financial Bancshares, Inc.

Bruce Elder, (919) 466-1005

Principal Financial Officer

bwelder@crescentstatebank.com

SOURCE: Piedmont Community Bank Holdings, Inc. and Crescent Financial Bancshares, Inc.